VONTOBEL FUNDS, INC

1500 Forest Ave
Suite 223
Richmond, Virginia 23229

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS OF VONTOBLE U.S. VALUE FUND

June 2, 1997


To Shareholders:

A special Meeting of Shareholders of Vontobel U.S. Value Fund (the "U.S. Value Fund") of Vontobel Funds, Inc. (the "Vontobel Funds") will be held at the offices of the Vontobel Funds at 1500 Forest Avenue, Suite 223, Richmond, Virginia 23229 at 10:00 a.m. local time, on June 30, 1997 for the following purposes:

1. To approve or disapprove a change in the classification of the U.S. Value Fund from a diversified to a non-diversified investment company.

2. To approve or disapprove a change in the U.S. Value Fund's fundamental investment policies to permit the U.S. Value Fund to borrow up to 33 1/3% of its assets from banks to meet redemptions.

3.  To transact such other business as may properly come before the Meeting.

Shareholders of record at the close of business on May 15, 1997 are entitled to vote at the meeting or any adjournment thereof.

By order of the Board of Directors


John Pasco III
Chairman


June 2, 1997
Richmond, Virginia

IMPORTANT

Whether or not you plan to attend the meeting, please mark your voting instructions on the enclosed proxy and promptly date, sign and return it in the enclosed envelope. No postage is required if mailed in the United States. No postage is required if mailed in the United States. We ask your cooperation in helping the Fund by mailing your proxy promptly.